Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Greenwood Street Trust	Fidelity Macro Opportunities Fund	02/09/2022	25
Fidelity Greenwood Street Trust	Fidelity Risk Parity Fund	02/09/2022	20

Fidelity Diversifying Solutions LLC		FMR Investment Management (UK) Limited

By:	/s/ Christopher J. Rimmer	By:	/s/ Mark D. Flaherty
Name: Christopher J. Rimmer		Name: Mark D. Flaherty
Title: Treasurer		Title: Director

1 of 1	Fidelity Confidential Information